UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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EPOCRATES, INC.
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EPOCRATES, INC.

1100 Park Place, Suite 300

San Mateo, California 94403

(650) 227-1700

On March 5, 2013, Epocrates, Inc. (“Epocrates”) entered into a memorandum of understanding (the “MOU”) with respect to a settlement with the parties to the actions in the San Mateo County Superior Court, captioned Bushansky v. Epocrates, Inc., et al. and DeJoice v. Epocrates, et al. (collectively, the “Litigation”). Pursuant to the MOU, Epocrates agreed to make additional disclosures in its proxy solicitation materials, and the parties expect to execute a stipulation of settlement, which will be subject to approval by the San Mateo County Superior Court following this notice to Epocrates’ stockholders.  There can be no assurance that the settlement will be finalized or that the San Mateo County Superior Court will approve the settlement.  The settlement terms provide that the Litigation will be dismissed with prejudice against all defendants. Epocrates and the other named defendants deny any liability with respect to the facts and claims alleged in the Litigation.  Defendants further deny that any supplemental disclosure was required under any applicable statute, rule, regulation or law.

The Epocrates board of directors and Epocrates (and the other defendants) elected to enter into the MOU to settle the Litigation despite the collective view that the Litigation was specious and the allegations unfounded because they did not want to jeopardize the proposed merger with athenahealth, Inc. (“athenahealth”) or the timing thereof which transaction the Epocrates board of directors continues to believe is in the best interests of Epocrates stockholders.  By adding additional disclosures which the Epocrates board of directors and Epocrates view as unnecessary, however, is a small price to pay for certainty in consummating the merger with athenahealth and getting Epocrates’ stockholders the premium being paid by athenahealth.

Without agreeing that any of the claims in the Litigation have merit, Epocrates has agreed, pursuant to the terms of the MOU, to make the following disclosures which supplement the information provided in the proxy statement filed by Epocrates with the United States Securities and Exchange Commission (the “SEC”) on February 11, 2013, concerning the merger of Epocrates with a wholly-owned subsidiary of athenahealth. The settlement will not affect the amount of the merger consideration to be paid to the stockholders of Epocrates in the merger.

The following information supplements the proxy statement and should be read in conjunction with the proxy statement. Text that is bold and struck through in the disclosures below shows text being removed from those disclosures and text that is bold and underlined below shows text being added to those disclosures.  Capitalized terms used but not otherwise defined herein have the meanings given to them in the proxy statement, and all references to captions and page numbers refer to captions and page numbers in the proxy statement, respectively.

1.              Disclosures Related to the Litigation Settlement The second paragraph under “Background of the Merger” on page 17 is amended to read in its entirety as follows:

Most recently, on April 26, 2012, a board member of a potential acquirer, which we refer to as Company A, called Andrew Hurd to congratulate him on his becoming our president and chief executive officer.  Mr. Hurd had a prior professional relationship with this board member, which did not have an effect on the substance of the negotiations with Company A.  On May 30, 2012, this board member of Company A called Mr. Hurd to inform him that Epocrates should expect to receive an offer from Company A to purchase Epocrates at $13.50 to $14.00 per share in cash, and on that same date Company A submitted a preliminary, non-binding term sheet to Epocrates with an all-cash offer of $13.50 to $14.00 per share.

2.              The eighteenth paragraph under “Background of the Merger” (the second full paragraph on page 19) is amended to read in its entirety as follows:

On August 16, 2012, the chairman of the board of Company A called Mr. Jones to reinitiate discussions between Company A and Epocrates with a purchase price of $13.50 to $14.00 per share. On August 18, 2012 our board of directors met, with representatives of Cooley present, to discuss Company A’s offer to reinitiate discussions. To maximize stockholder value and increase the likelihood of success, our board of directors instructed management and Piper Jaffray to approach other potential acquirers of Epocrates, both strategic and financial, to assess whether there was interest from other potential acquirers to acquire Epocrates. Following this meeting, a representative from Piper Jaffray presented to Mr. Hurd a list of 17 companies with which they had either discussed a potential transaction with us or which they thought may be interested in a potential transaction with us based on their knowledge of the industry, recent merger and acquisition activity and likely potential synergies. After discussion of the list, Mr. Hurd and the representative from Piper Jaffray identified five companies, plus one company identified by our board of directors, to contact based on the view that those companies would be most likely to be interested in discussing a potential strategic transaction with us. During this period, our board of directors and Piper Jaffray discussed outreach to potential financial acquirers and determined that Epocrates’ financial profile would likely preclude a financial acquirer from offering a per-share price comparable to what a strategic acquirer, who would realize value from business synergies, could offer.  As such, Piper Jaffray did not contact any potential financial acquirers during the outreach.

3.              The nineteenth paragraph under “Background of the Merger” (the third full paragraph on page 19) is amended to read in its entirety as follows:

Our board of directors authorized Mr. Hurd to contact athenahealth to discuss a potential transaction.  On August 19, 2012, Mr. Hurd called Jonathan Bush, the chief executive officer of athenahealth, one of the companies included on the list from Piper Jaffray, to inform him that Epocrates had received an unsolicited offer to acquire Epocrates and to inquire as to whether athenahealth would be interested in a potential acquisition of Epocrates.

4.              The twenty-sixth paragraph under “Background of the Merger” (the second full paragraph on page 20) is amended to read in its entirety as follows:

On August 30, 2012, we received executed copies of the Company A and Company B non-disclosure agreements, which each contained twelve-month standstill agreements.  Neither Company A nor Company B’s standstill agreement survived the execution of the Merger Agreement and does not affect the right of either Company to make a post- Merger Agreement proposal.

5.              The twenty-ninth paragraph under “Background of the Merger” (the fourth full paragraph on page 20) is amended to read in its entirety as follows:

On September 5, 2012 we received from athenahealth an executed non-disclosure agreement that contained a twelve-month standstill agreement, the terms of which were substantially similar to those executed by Party A and Party B.

6.              The thirty-fifth paragraph under “Background of the Merger” (the eleventh full paragraph on page 20) is amended to read in its entirety as follows:

On October 12, 2012, Mr. Hurd advised our board of directors by email of the recent offer from athenahealth to acquire Epocrates for $12.00 per share and, based on prior discussions with our board of directors, Mr. Hurd informed the representative from Piper Jaffray that we were rejecting the offer, and instructed Piper Jaffray to communicate this to athenahealth. That day a representative of Piper Jaffray communicated this to athenahealth.  No further discussion occurred regarding a potential minority investment.

7.              The fortieth paragraph under “Background of the Merger” (the third full paragraph on page 21) is amended to read in its entirety as follows:

On October 26, 2012, Mr. Linnemann, on behalf of athenahealth, sent to a representative of Piper Jaffray a written, preliminary, non-binding offer from athenahealth to acquire Epocrates for $12.50 per share.  Although athenahealth’s non-binding offer included a request for exclusivity, Epocrates did not enter into an exclusivity agreement with athenahealth.

8.              The forty-sixth paragraph under “Background of the Merger” (the ninth full paragraph on page 21) is amended to read in its entirety as follows:

On November 5, 2012, a representative of Piper Jaffray had a call with a representative of Company B to discuss overall process and timing for negotiations of a potential transaction with Company B. Neither Epocrates nor the representative from Piper Jaffray ~~received~~ had any further communications ~~from~~ with Company B or its representatives following this conversation. Company B never provided Epocrates with a reason for ceasing communications.

9.              The forty-eighth paragraph under “Background of the Merger” (the final full paragraph on page 21) is amended to read in its entirety as follows:

On November 5, 2012, the chairman of the board of Company A and the board member of Company A with whom we had been interacting held a telephone call with Messrs. Hurd and Jones in which the chairman of the board of Company A and the board member of Company A stated that Company A was retracting its offer to purchase Epocrates because~~, among other things,~~ Company A’s internal analysis did not support a transaction within the previously discussed price range.  Epocrates and Company A did not discuss a lower possible price range.

10.       The fifty-seventh paragraph under “Background of the Merger” (the ninth full paragraph on page 22) is amended to read in its entirety as follows:

On December 26, 2012, our board of directors met, with representatives of Cooley and Piper Jaffray present, and discussed the status of discussions with athenahealth as well as timing of a transaction with athenahealth and schedules for upcoming board meetings to discuss the transaction. At this meeting Piper Jaffray made a presentation to our board of directors regarding various matters related to the transaction, including an updated preliminary valuation analysis of Epocrates, which incorporated actual results for Q3 2012 and projections for Q4 2012.

11.       The fifty-ninth paragraph under “Background of the Merger” (the first full paragraph on page 23) is amended to read in its entirety as follows:

On January 2, 2013, our board of directors met, at which representatives of Cooley and Piper Jaffray were present, and discussed Epocrates’ operations, including bookings, trends and further updated projections that included for the first time projections through 2016.  The board further discussed the status of negotiations with athenahealth, as well as the current process and an update on athenahealth’s potential valuation of the transaction. Representatives of Cooley discussed with the board the outstanding issues in the negotiation of the merger agreement, including athenahealth’s termination rights in certain scenarios, the exceptions to the board’s obligation not to change its recommendation to the stockholders of Epocrates to vote in favor of the merger and the termination fee. A representative of Cooley further advised the board of its fiduciary duties with respect to such matters. Our board of directors directed management to proceed forward with negotiations of outstanding issues in the agreement for review by the board of directors.

12.       Insert the following sentence at the end of the final full paragraph on page 29:

Epocrates’ Adjusted EPS for 2012 was minimal, resulting in a high multiple that Piper Jaffray determined was not meaningful for comparative purposes.

13.       After the final paragraph under “Opinion of Epocrates’ Financial Advisor - Selected Public Companies Analysis” on page 30, insert the following:

Using the 25th percentile and the 75th percentile of the financial metrics in table above for the selected public companies as applied to Epocrates’ historical or projected financial results for each metric, the range of implied per share values of Epocrates’ common stock based on its number of fully diluted shares outstanding as of January 3, 2013 and its estimated cash, cash equivalents and debt as of December 31, 2012 is as follows:

	LTM Adjusted EBITDA Implied Per Share Value	Projected 2012 Adjusted EBITDA Implied Per Share Value	Projected 2013 Adjusted EBITDA Implied Per Share Value	Projected 2013 Adjusted EPS Implied Per Share Value
Low-Growth HCIT
25th Percentile	$7.85	$6.50	$7.51	$4.22
75th Percentile	$8.96	$7.89	$9.18	$4.63
Broader HCIT
25th Percentile	$8.68	$7.76	$9.17	$4.81
75th Percentile	$12.51	$11.17	$13.24	$12.67
Pharmaceutical Services
25th Percentile	$8.64	$9.25	$11.12	$6.18
75th Percentile	$13.01	$12.17	$13.71	$9.45

The table below presents for each of the selected public companies the applicable company’s (i) EV to LTM Adjusted EBITDA, (ii) EV to projected Adjusted EBITDA for 2012, (iii) EV to projected Adjusted EBITDA for 2013, (iv) price per share to projected Adjusted EPS for 2013 and (v) selected additional information about the company’s size, common stock performance and historical and projected financial performance.  In the table below, (i) all projected financial information for the selected public companies was based on equity research analyst consensus estimates, (ii) historical stock price information was based on the selected public company’s closing price per share on January 4, 2013,

(iii) all projected financial for Epocrates was based on management’s projections, and (iv) “NM” designates values deemed not meaningful based on Piper Jaffray’s professional judgment.  See “Certain Financial Forecasts Utilized by Epocrates in Connection with the Merger” below for important information about Epocrates’ projected financial information and forecasts.

($ in millions)

			PERFORMANCE										LONG-	EPS/ EARNINGS
	SIZE		% of 52		Return Since	ADJUSTED EBITDA							TERM	GROWTH	REVENUE			EBITDA
	Market		Week	Return Since	Epocrates’	MULTIPLES						EPS	EPS	(PEG)	GROWTH			MARGINS
Firm	Cap	EV	High	12/31/11	IPO	LTM		2012		2013		2013	GROWTH	2013	2011	2012	2013	2011	2012	2013

Low Growth HCIT
Allscripts	$1,661	$2,025	43.3%	(50.5)%	(55.8)%	9.2x		5.9x		6.5x		12.1x	14.3%	0.84x	13.1%	2.2%	(0.6)%	20.4%	22.8%	20.8%
Computer Programs & Systems	$574	$550	80.3%	0.6%	(2.4)%	12.7x		11.1x		9.2x		16.5x	14.6%	1.13x	13.2%	8.3%	11.9%	25.7%	26.4%	28.3%
MedAssets	$1,150	$2,050	96.2%	94.3%	(9.2)%	10.5x		10.0x		9.2x		13.9x	13.0%	1.07x	4.9%	8.9%	6.5%	31.6%	32.2%	32.8%
Quality Systems	$1,033	$911	38.6%	(53.0)%	(56.9)%	8.2x		7.1x		6.7x		14.2x	13.3%	1.06x	24.8%	12.5%	7.1%	30.1%	27.3%	27.2%
WebMD Health	$792	$623	39.5%	(58.7)%	(70.6)%	5.0x	(1)	9.7x		10.5x		NM	20.0%	NM	4.5%	(17.3)%	(7.4)%	23.3%	14.0%	13.9%
Mean	$1,042	$1,232	59.6%	(13.5)%	(39.0)%	10.2x		8.8x		8.4x		14.2x	15.1%	1.03x	12.1%	2.9%	3.5%	26.2%	24.5%	24.6%
Median	$1,033	$911	43.3%	(50.5)%	(55.8)%	9.9x		9.7x		9.2x		14.1x	14.3%	1.07x	13.1%	8.3%	6.5%	25.7%	26.4%	27.2%

Broader HCIT
Accretive Health	$1,152	$955	41.5%	(48.6)%	(36.3)%	13.2x		17.6x		10.3x		24.6x	27.0%	0.91x	36.3%	14.9%	12.3%	9.9%	5.7%	8.7%
Advisory Board Company	$1,882	$1,787	95.9%	34.2%	99.3%	23.4x		23.8x		18.7x		35.2x	19.0%	1.85x	27.3%	22.8%	16.2%	17.9%	17.4%	19.1%
Allscripts	$1,661	$2,025	43.3%	(50.5)%	(55.8)%	9.2x		5.9x		6.5x		12.1x	14.3%	0.84x	13.1%	2.2%	(0.6)%	20.4%	22.8%	20.8%
athenahealth	$2,957	$2,772	78.4%	55.4%	71.2%	32.8x		31.3x		25.0x		63.1x	28.0%	2.25x	32.0%	30.6%	27.2%	21.8%	21.0%	20.6%
Cerner	$14,537	$13,232	91.8%	32.4%	62.0%	18.3x		16.0x		13.7x		29.1x	19.8%	1.47x	19.1%	20.3%	12.2%	31.6%	31.1%	32.4%
Computer Programs & Systems	$574	$550	80.3%	0.6%	(2.4)%	12.7x		11.1x		9.2x		16.5x	14.6%	1.13x	13.2%	8.3%	11.9%	25.7%	26.4%	28.3%
Greenway Medical Technologies	$510	$476	82.4%	62.0%	NA	34.6x	(1)	31.1x	(1)	17.5x		43.8x	27.5%	1.59x	39.7%	22.3%	29.0%	7.4%	11.8%	16.3%
HMS Holding Corp.	$2,332	$2,541	69.2%	(19.5)%	18.4%	17.3x		16.3x		14.2x		39.6x	22.9%	1.73x	28.8%	12.1%	22.0%	32.4%	32.9%	30.8%
MedAssets	$1,150	$2,050	96.2%	94.3%	(9.2)%	10.5x		10.0x		9.2x		13.9x	13.0%	1.07x	4.9%	8.9%	6.5%	31.6%	32.2%	32.8%
Quality Systems	$1,033	$911	38.6%	(53.0)%	(56.9)%	8.2x		7.1x		6.7x		14.2x	13.3%	1.06x	24.8%	12.5%	7.1%	30.1%	27.3%	27.2%
Vocera Communications	$691	$570	77.8%	60.4%	NA	NM		49.6x	(1)	38.5x	(1)	58.3x	26.0%	2.24x	40.0%	27.4%	25.5%	4.1%	11.4%	11.6%
WebMD Health	$792	$623	39.5%	(58.7)%	(70.6)%	5.0x	(1)	9.7x		10.5x		NM	20.0%	NM	4.5%	(17.3)%	(7.4)%	23.3%	14.0%	13.9%
Mean	$2,439	$2,374	69.6%	9.1%	2.0%	16.2x		14.9x		12.9x		31.9x	20.5%	1.47x	23.6%	13.8%	13.5%	21.3%	21.2%	21.9%
Median	$1,151	$1,371	78.1%	16.5%	(5.8)%	13.2x		13.6x		10.5x		29.1x	19.9%	1.47x	26.1%	13.7%	12.3%	22.5%	21.9%	20.7%

Pharmaceutical Services
BioClinica	$92	$83	85.0%	31.8%	28.7%	6.0x		NA		NA		14.4x	NA	NA	11.7%	13.5%	9.7%	14.6%	NA	NA
Medidata Solutions	$1,183	$1,061	95.9%	93.1%	68.2%	23.8x		22.9x		19.0x		35.9x	16.5%	2.18x	10.8%	18.7%	17.3%	24.8%	21.2%	21.8%
PDI, Inc.	$129	$63	90.0%	24.5%	(7.1)%	31.5x	(1)	27.8x	(1)	14.3x		NM	15.0%	NM	16.9%	(18.5)%	32.6%	2.1%	1.8%	2.6%
WebMD Health	$792	$623	39.5%	(58.7)%	(70.6)%	5.0x	(1)	9.7x		10.5x		NM	20.0%	NM	4.5%	(17.3)%	(7.4)%	23.3%	14.0%	13.9%
Mean	$549	$458	77.6%	22.6%	4.8%	14.9x		16.3x		14.6x		25.1x	17.2%	2.18x	11.0%	(0.9)%	13.0%	16.2%	12.3%	12.7%
Median	$460	$353	87.5%	28.1%	10.8%	14.9x		16.3x		14.3x		25.1x	16.5%	2.18x	11.3%	(1.9)%	13.5%	18.9%	14.0%	13.9%

Epocrates(2)	$307	$229	98.2%	50.6%	(26.6)%	34.8x		18.6x		13.4x		39.2x	30.0%	1.31x	9.0%	(3.2)%	4.8%	17.8%	11.2%	14.8%

(1) Metrics excluded from minimum, 25th, mean, median, 75th and maximum metrics; deemed not meaningful based on Piper Jaffray’s professional judgment.

(2) Based on merger consideration.

14.       After the final paragraph under “Opinion of Epocrates’ Financial Advisor - Selected M&A Transaction Analysis” on page 32 insert the following:

Using the 25th percentile and the 75th percentile of the financial metrics in table above for the selected transactions as applied to Epocrates’ historical or projected financial results for each metric, the range of implied per share values of Epocrates’ common stock based on its number of fully diluted shares outstanding as of January 3, 2013 and its estimated cash, cash equivalents and debt as of December 31, 2012 is as follows:

	25th Percentile	75th Percentile
LTM Revenue Implied Per Share Value	$11.76	$15.08
Projected FWD Revenue Implied Per Share Value	$12.08	$15.02
LTM Adjusted EBITDA Implied Per Share Value	$7.36	$9.45
Projected FWD Adjusted EBITDA Implied Per Share Value	$8.83	$10.71

15.       After the final paragraph under “Opinion of Epocrates’ Financial Advisor - Premiums Paid Analysis” on page 33 insert the following:

Using the 25th percentile and the 75th percentile of the premiums paid for the selected completed transactions as applied to Epocrates’ applicable historical stock price, the range of implied per share values of Epocrates’ common stock is as follows:

	25th Percentile	75th Percentile
Premium 1 day prior Implied Per Share Value	$11.33	$13.98
Premium 1 week prior Implied Per Share Value	$10.26	$12.87
Premium 4 weeks prior Implied Per Share Value	$10.38	$13.81

16.       The paragraph under “Opinion of Epocrates’ Financial Advisor - Discounted Cash Flow Analysis” on page 33 is amended to read as follows:

Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical values for Epocrates using the projections provided by Epocrates’ management and summarized in the section below, based on the net present value of (i) unlevered free cash flows from December 31, 2012 to December 31, 2016, (ii) a terminal value at December 31, 2016 based upon a multiple of projected Adjusted EBITDA for 2016 consistent with transaction analysis multiples discounted back to December 31, 2012 and (iii) Epocrates’ federal and state net operating loss carryforwards (‘‘NOLs’’) and California state research and development tax credits discounted back to December 31, 2012 based on management’s projections for the periods for which Epocrates could use the NOLs and tax credits for earnings taxed by the applicable jurisdiction. The free cash flows for each year were calculated from Epocrates’ projections as operating income, less taxes, plus depreciation and amortization, plus stock-based compensation, plus non-recurring items, less capital expenditures, plus/less change in net working capital. Using such projections, Piper Jaffray calculated working capital as current assets less current liabilities, which is different than Epocrates’ calculation of working capital as discussed below under “Certain Financial Forecasts Utilized by Epocrates in Connection with the Merger.” Using the projections provided by Epocrates’ management, Piper Jaffray calculated the range of net present values based on terminal value multiples ranging from 9.0x to 12.0x and using a discount rate ranging from 11.0% to 15.0%, which was derived from an analysis of Epocrates’ weighted average cost of capital, after adjusting upward to account for small company premiums as provided by Ibbotson and inherent business risk relative to Epocrates, a tax rate of 37.0% through December 31, 2016 based on Epocrates’ projections with respect to free cash flows, a federal tax rate of 34.0% for all periods for which Epocrates’ federal NOLs were projected to be used by management and a state tax rate of 8.84% (representing the California corporate tax rate) for all periods for which Epocrates’ state NOLs and research and development tax credits were projected to be used by management. This analysis resulted in implied per share values of Epocrates’ common stock ranging from a low of $10.14 per share to a high of $13.12 per share. Piper Jaffray observed that the merger consideration of $11.75 per share was within the range of values derived from this analysis.

17.       The eleventh paragraph under “Opinion of Epocrates’ Financial Advisor - Miscellaneous” (the last paragraph on page 35) is amended to read in its entirety as follows:

Piper Jaffray acted as Epocrates’ financial advisor in connection with the merger and will receive an estimated fee of approximately $3.1 million from Epocrates, all of which, except for the opinion fee discussed below, is contingent upon the consummation of the merger. The opinion fee paid to Piper Jaffray will be credited against the fee for financial advisory services described in the preceding sentence. Piper Jaffray received a fee of $750,000 for providing its fairness opinion to the Epocrates board of directors. The opinion fee was not contingent upon the consummation of the merger or the conclusions reached in Piper Jaffray’s opinion. Epocrates has agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Epocrates for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray has, in the past, provided financial advisory and financing services to Epocrates and athenahealth and may continue to do so and has received, and may receive, fees for the rendering of such services. Specifically, Piper Jaffray served as a co-lead underwriter in Epocrates’ initial public offering that was completed in early February 2011 and in connection with that service, received a commission of $2,558,880 on shares purchased in the initial public offering. Piper Jaffray has not performed any financial advisory services for athenahealth or received a fee for such services in the last two years.  Piper Jaffray also recently received a financial advisory fee in connection with the sale of a company that shares a common board member with athenahealth.  The common board member serves on the athenahealth board as an independent director and is not involved in the management of athenahealth.

18.       The first full paragraph on page 37 is amended to read in its entirety as follow:

The operating expenses included in EBITDA exclude stock-based compensation expense and amortization and impairment of intangibles and are non-GAAP financial measures. EBIDTA referred to above as “EBIDTA (incl. FAS123R Expense)” is a non-GAAP financial measure that Epocrates defines as operating income, excluding, if applicable, (i) depreciation expenses, (ii) amortization and impairment of intangibles, (iii) goodwill impairment and (iv) one-time items. Adjusted EBITDA, referred to above as “EBIDTA (excl. FAS123R Expense)” is a non-GAAP financial measure that Epocrates defines as EBITDA, excluding non-cash compensation expense. Free cash flow has been calculated as operating cash flow, including changes in working capital, less capital expenditures. Epocrates’ calculation of working capital includes long term liabilities to incorporate deferred revenue on certain long-term contracts.  We understand that Piper Jaffray did not include long term liabilities in the calculation of working capital used for its discounted cash flow analysis included in its opinion. EBITDA, Adjusted EBITDA and Free Cash Flow do not include the impact of any synergies or costs related to the Merger.

Cautionary Statement Regarding Forward-Looking Statements

These Definitive Additional Materials contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Epocrates, Inc. or athenahealth, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Epocrates and athenahealth undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. We use words such as “believes,” “projects,” “will,” and similar expressions or derivations of these words to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents Epocrates and athenahealth have filed with the SEC as well as the possibility that: (1) Epocrates may be unable to obtain stockholder approval required for the proposed transaction; and (2) the proposed transaction is subject to closing conditions which, if not met or waived, would cause the transaction not to be consummated.  Neither Epocrates nor athenahealth gives any assurance that either Epocrates or athenahealth will achieve its expectations. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Epocrates and athenahealth described in the “Risk Factors” section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. All forward-looking statements included in this document are based upon information available to Epocrates on the date hereof, and neither Epocrates nor athenahealth assumes any obligation to update or revise any such forward-looking statements.

Additional Information and Where to Find It.

In connection with the proposed transaction, Epocrates has and may be filing documents with the SEC, including a definitive proxy statement relating to the proposed transaction.  The definitive proxy statement was mailed to Epocrates’ stockholders in connection with the proposed transaction.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENTS TOGETHER WITH THE DISCLOSURES ABOVE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on Epocrates’ website at www.epocrates.com and by contacting Epocrates Investor Relations at (650) 227-1700.

Epocrates, athenahealth and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Epocrates in connection with the proposed transaction.  Information regarding the special interests of Epocrates’ directors and executive officers in the proposed transaction is included in the proxy statement described above.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from Epocrates Investor Relations as described above. Information about athenahealth’s directors and executive officers can be found in athenahealth’s definitive proxy statement filed with the SEC on April 26, 2012. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing athenahealth’s website at www.athenahealth.com and clicking on the “Investors” link and then clicking on the “Investor Contact” link.